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   Exhibit 4.(ii)(1)(b)
                          AMENDED AND RESTATED
                             REVOLVING NOTE
                             --------------

$21,000,000.00                                  December 31, 1996
                                                Chicago, Illinois

      FOR VALUE RECEIVED, the undersigned, DEFLECTA-SHIELD CORPORATION, a Delaware corporation ("Borrower"), hereby unconditionally promises to pay to the order of Heller Financial, Inc., a Delaware corporation ("Lender"), at Lender's office at 500 West Monroe Street, Chicago, Illinois at such other place as the holder of this Revolving Note may from time to time designate in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of Twenty One Million and No/100 Dollars ($21,000,000.00) or, if less, the aggregate unpaid principal amount of all advances made pursuant to subsection 2.1(A) of the "Credit Agreement" (as hereinafter defined), at such times as are specified in, and in accordance with the provisions, of the Credit Agreement. This Amended and Restated Revolving Note (the "Revolving Note") is referred to in and was executed and delivered pursuant to that certain Credit Agreement dated as of July 21, 1994 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement") between Borrower and Lender, in its individual capacity and as agent (in such capacity, the "Agent") for any other Lenders from time to time parties thereto, to which Credit Agreement reference is hereby made for a statement of the terms and conditions under which the Revolving Loan evidenced hereby was made and is to be repaid. All capitalized terms used but not elsewhere defined herein shall have the respective meaning ascribed to such terms in the Credit Agreement. This Revolving Note is secured by the Collateral. The Revolving Note supersedes, amends and restates the revolving note (the "Prior Note") dated July 21, 1994 in the principal amount of $6,000,000.00 issued to Lender in accordance with the terms of the Credit Agreement. This Revolving Note is issued in substitution and replacement of such Prior Note and not in repayment thereof.

      Borrower further promises to pay interest on the outstanding unpaid principal amount hereof, as provided in the Credit Agreement, from the date hereof until payment in full hereof at the rate specified in subsection 2.2(A) of the Credit Agreement (the "Revolving Loan Rate"); provided, however, that, if Agent, in its sole discretion, so elects, following the occurrence and during the continuation of an Event of Default, Borrower promises to pay to Lender interest on the unpaid principal amount hereof at the Revolving Loan Rate plus three percent (3.0%) per annum as determined in accordance with the Credit Agreement. Interest shall be payable monthly in arrears on the first day of each calendar month, on the date of any prepayment and at maturity, whether by acceleration or otherwise. Interest shall be computed on the closing daily principal balance in Borrower's Loan Account with respect to its Revolving Loan on the basis of a 360 day year for the actual number of days elapsed in the period during which it accrues.

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      If a payment hereunder becomes due and payable on a day that is not a Business Day, the payment may be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the amount of interest due on such succeeding Business Day. Checks, drafts or similar items of payment received by Lender shall not constitute payment, but credit therefor shall, solely for the purpose of computing interest earned by Lender, be given in accordance with the Credit Agreement. In no contingency or event whatsoever shall interest charged hereunder, however such interest may be characterized or computed, exceed the highest rate permissible under any law which a court of competent jurisdiction determines is applicable hereto. In the event of any such determination, the provisions of subsection 2.2(C) of the Credit Agreement shall govern and control.

      Borrower and each endorser, guarantor and surety of this Revolving Note hereby waive presentment for payment, protest and demand, and notice of demand, protest, dishonor and nonpayment of this Revolving Note. Borrower also waives, to the fullest extent permitted by law, all rights to notice and hearing of any kind upon the occurrence of an Event of Default and prior to the exercise by the Agent of its rights to repossess the Collateral without judicial process or to replevy, attach or levy upon the Collateral without notice or hearing.

      THIS REVOLVING NOTE HAS BEEN DELIVERED AT AND SHALL BE DEEMED TO HAVE BEEN MADE AT CHICAGO, ILLINOIS AND SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO SHALL BE DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF ILLINOIS WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS. Whenever possible each provision of this Revolving Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Revolving Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Revolving Note. Whenever in this Revolving Note reference is made to Lender, the Agent or Borrower, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns. The provisions of this Revolving Note shall be binding upon and shall inure to the benefit of such successors and assigns. The successors and assigns of Borrower shall include, without limitation, a receiver, trustee or debtor in possession of or for Borrower.

      IN WITNESS WHEREOF, Borrower has executed this Revolving Note as of the day and year first written above.

                                    DEFLECTA-SHIELD CORPORATION,
                                    a Delaware corporation


                                    By: /S/ RONALD C. FOX
                                        --------------------------
                                          Chief Financial Officer

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